EXHIBIT 99.2  -  Investor Information Kit released January 26, 2005

Darling, the industry leader.

Leadership is earned.
Through challenges met
and opportunities seized...
the proof is in performance.

Industry Leadership.

Darling International Inc. is America's leading provider of rendering, recycling and recovery solutions to the nation's food industry. The Company is the largest publicly-traded renderer in the country. Momentum gained in recent years is based on a combination of several factors, including a financial restructuring which decreased debt significantly, as well as diversifying into the expanding restaurant industry. Based on a history of industry leadership, the Company is beginning to attract more investor attention.

Darling International Inc. is more than 120 years old and became the only publicly-traded rendering company in 1994. The rendering industry, commonly referred to as “the original recyclers,” consists of large meat processors (captives) and independents (non-captives), who are generally private, family-owned companies.

This packet is intended to provide certain Company information as filed with the Securities Exchange Commission, as well as more in-depth background on Darling and the rendering industry.

Business Segment: Rendering

For many decades the main focus of the Company was on the traditional rendering business, which produces protein and fats. The protein is referred to as 50% meat and bone meal, and the oils are commonly referred to as tallow.

The majority of the volume of raw material the Company processes each day is in the Rendering segment. Raw material is frequently procured through “formula” contract arrangements with suppliers, primarily slaughterhouses for cattle and hogs, along with poultry processors. The formula indexes the material cost based on finished product prices as quoted in an industry trade publication. The Company has refined formulas in recent years to better lock in the margins. The “formula” contract arrangements decrease commodity volatility to the Company.

The remainder of the rendering volume is from grocery stores, meat lockers and animal mortalities. These suppliers are typically charged a service fee for collection of the material.

Consolidation within the meat processing industry during the 1980s decreased the available raw material for independent renderers such as Darling. This was due to a number of the largest processors integrating to rendering their own material in order to save on transportation costs. Overall, this trend has nearly ceased and Darling continues to play a vital role in the independent meat processing arena.

Rendering remains a cornerstone for the business and is a strong, stable launching pad to grow the Restaurant Services segment.

Business Segment: Restaurant Services

Darling possesses the only national footprint in the industry. Operating coast to coast, the Company’s 24 facilities service 44 states through its fleet of more than 900 trucks, tractors and trailers. In addition, many of the Company’s locations are in or near the largest metropolitan areas with the highest concentrations of eating establishments.

As government jurisdictions place limitations on how used cooking oil can be disposed, restaurants have a growing need for a reputable, well capitalized, service-oriented Company such as Darling to promptly and properly service their disposal needs.

The Company charges a service fee to collect used cooking oil. The Restaurant Services segment comprises the vast majority of the Company’s raw material suppliers, but only a minority of the total volume of material collected and processed each day. Independent collectors whom the Company pays under contracts deliver a minority of the used cooking oil volume to the Company.

Although Darling has collected and processed used cooking oil from restaurants for decades, the Company expanded this service by entering the grease trap removal and disposal business. Trap grease differs from used cooking oil in that it is primarily water from the washdown of the kitchen floor into a drain that collects water and grease into a holding tank. The grease trap tank must be serviced periodically, varying by municipality codes.

Initiated via an acquisition at the end of 1997 of the largest grease trap company in the Chicago area, Darling has been rolling out grease trap removal and disposal services to its existing used cooking oil markets. The company leverages these existing relationships as well as an ability to use existing wastewater disposal systems.

Trap grease collection and disposal is a fee business and does not produce a finished product; therefore, unlike the used cooking oil which is refined and sold as “yellow grease,” its revenues are not commodity sensitive.

The Company will continue to seek ways to broaden its market share in the restaurant service industry while at the same time mitigating commodity risks where possible throughout the Company.

RAW MATERIAL
Meat and Bone Meal			Tallow					Hides
Livestock Feed	Poultry Feed	Pet Feed	Oleic Acid	Glycerine	Stearic Acid	Linoleic Acid	Soap	Leather Shoes	Garments	Upholstery
			Lubricants, Textiles, Shampoo, Emulsifiers, Cleansing Creams	Inks, Glues, Solvents, Antifreeze, Explosives	Rubber, Tires, Lubricants, Esters	Esters, Lubricants, Paints

PROCESSING FACILITIES
Blue Earth, Minnesota	Las Vegas, Nevada
Boise, Idaho	Los Angeles, California
Chicago, Illinois	Newark, New Jersey
Coldwater, Michigan	Omaha, Nebraska (3)
Collinsville, Oklahoma	San Francisco, California
Dallas, Texas	Sioux City, Iowa
Detroit, Michigan	St. Louis, Illinois
Fresno, California	Tacoma, Washington
Ft. Lauderdale, Florida	Tampa, Florida
Turlock, California	Houston, Texas
Kansas City, Kansas	Wahoo, Nebraska

COMMODITIES Source: Chicago-based Jacobsen Publishing
Year	Bleachable Fancy Tallow ($ per cwt)	Yellow Grease ($ per cwt)	Meat and Bone Meal ($ per ton)
1980	18.82	14.34	239.36
1981	18.34	15.20	232.30
1982	16.23	12.82	203.89
1983	16.43	13.43	224.74
1984	21.73	17.56	191.95
1985	16.81	14.87	146.26
1986	11.35	9.06	172.30
1987	14.45	10.57	209.48
1988	16.25	13.06	264.70
1989	14.23	11.55	244.69
1990	13.28	11.65	205.12
1991	12.99	10.98	213.00
1992	14.10	11.73	209.92
1993	14.70	11.89	225.67
1994	17.17	13.86	201.21
1995	18.96	15.31	189.24
1996	20.56	17.14	252.14
1997	20.72	14.82	274.41
1998	17.20	11.42	165.22
1999	13.02	9.38	144.34
2000	10.46	7.86	183.43
2001	12.07	8.32	172.24
2002	13.47	9.31	165.65
2003	18.26	13.39	194.01

CORPORATE TIME LINE
1882	Swift meatpacking in Chicago forms a partnership named "Ira C Darling and Co." with the Darling fertilizer company located in Rhode Island. Darling helps Swift form a rendering operation at Swift's huge Chicago packing operation.

1891	Forms corporation named Darling and Co.
1901	Acquisition of The Van Iderstine Company, enables expansion into the New York area.
1903	Darling family sells ownership to Edward Morris
1920-1950	Expands operation in feed, fertilizers and fatty acids by acquiring or building facilities throughout the Great Lakes region
1962	Van Iderstine and several other acquired entities merge to create Darling-Delaware Company, Inc.
1986	August: Texas investor group purchases Darling-Delaware Co., Inc. and moves to Dallas August 86-88: Grows via numerous acquisitions of other renderers
1989	January: Pays $180 million dividend via bond issuance
1993	Completes equity for debt restructuring Dividend recipients surrender ownership to bondholders Darling and Co. merges with Darling-Delaware Co., Inc. and then changes name to Darling International Inc.
1994	January: Adopts "Fresh Start" accounting treatment for restructure August: Becomes public company via registration of bondholders' stock September: Listed on NASDAQ
1996	May: Acquires Standard Tallow located in New Jersey August: Acquires IPC (bakerage waste processor)
1997	September: Switches listing to AMEX November: Effects 3-for-1 stock split November: Acquires TORVAC trap grease business in Chicago
1999	January: Pledges assets to collateralize bank loan March: Sells IPC
2000	Initiates recovery of collection costs
2002	March: Completes debt for equity restructure by issuing 46.7 million shares of common (75% of new outstanding) and $10 million of preferred shares to lenders in exchange for cancellation of $66.3 million in indebtedness

2003	July: Equity joins Russell 2000 index December: Issues $35 million in senior subordinated notes
2004	April: Refinances senior bank debt June: Completes redemption of all preferred stock

FREQUENTLY ASKED QUESTIONS

Q	What is the difference between restaurant grease and trap grease business in the restaurant services segment?
A	“Restaurant grease” is the used cooking oil that food service establishments typically change out and store for disposal. The restaurant grease is picked up periodically by a Darling collection vehicle or an independent vendor, and is processed and sold primarily to the animal feed industry as a high caloric, soluble fat that adds weight to animals. In contrast, trap grease is a disposal service. Trap grease is the washdown of a restaurant’s kitchen through a drain into a tank tied to the sewer. Darling cleans out the grease trap and disposes of the material legally via wastewater and landfills. There is not a finished product derived from this disposal service to be sold.

Q	For how many years has Darling performed grease trap disposal services?
A	Darling entered the grease trap disposal business in late 1997 in the Chicago, Illinois, marketplace via an acquisition. We began to roll out this service to other existing Darling marketplaces around the year 2000.

Q	Is the same collection vehicle used to service the grease traps as well as collect the used cooking oil?
A	No, there are different service frequencies and equipment needs for each. Grease traps, depending on size, municipal requirements, etc. are serviced every 8-12 weeks. Restaurant grease is collected every 4-8 weeks.

Q	Does your restaurant services group work with only individual restaurants, or do you also work with local franchise and corporate groups?
A	We have ongoing relationships with thousands of individual stores, as well as many franchise groups and numerous corporate groups.

Q	Are you able to leverage your used cooking oil collection business relationships with food service establishments to roll out and grow your grease trap service business?
A	Yes. Many of the food service establishments prefer to work with fewer vendors where efficiencies can be gained.

Q	Do you collect raw materials outside of the United States?
A	A small amount of raw material is delivered from Canada to be processed at our U.S. facilities.

Q	Can the rendering industry’s raw materials, such as offal from meat processors and grocery stores, as well as the used cooking oil, be disposed of in landfills rather than directed to the renderers?
A	Regulations on this subject vary from jurisdiction to jurisdiction, but these waste volumes are enormous each year and would create an environmental hazard if they were not recycled by the rendering industry into usable commodities.

Q	Are there hazardous materials used in or derived from the rendering process?
A	No.

Q	What is the overall trend on raw material volumes from suppliers?
A	For the rendering segment, volumes have not noticeably changed over the past several years other than fluctuations due to the sale of a few poultry rendering plants. The independent renderers saw a decline in the late 1980‘s through the mid-1990‘s in volume due to consolidation of the packing industry. Restaurant grease volume has increased gradually due primarily to the increase in food service establishments.

Q	Who are the large, captive renderers? Do they compete with you for raw material?
A	Some of the larger processors who render their own by-products are Conagra, Cargill, Tyson, Smithfield and Morrell. In general, the captives do not collect third party material to process.

Q	Does there tend to be any seasonality to your business?
A	No. However, hot weather tends to lessen the quality of the raw material, and at times the finished product, resulting in quality adjustments. The cool or cold weather months are more favorable for quality product. Additionally, raw material volumes are typically somewhat larger in the fall due to meat processors gearing up for the holiday seasons. Cold weather will tend to also increase volumes from the collection of dead cattle. Finished product prices are not primarily influenced by seasonality.

Q	Is Darling still able to sell all of the finished product it produces despite the case of BSE reported in the State of Washington on December 23, 2003?
A	Yes, despite the indefinite foreign market ban on United States beef products, which in effect includes meat and bone meal (MBM). This product has found additional distribution in the domestic market.

Q	Are the lenders who received 75% of the common stock in exchange for forgiving certain debts owed by Darling at the time of the May 2002 restructuring still the majority owners?
A	No. Most of equity recipients from the May 2002 restructuring sold their common stock during 2003.

Q	How many times has Darling gone through bankruptcy?
A	Never. The 1993 and 2002 restructurings were both debt for equity exchanges.

Q	Why were the $35 million, 12%, senior subordinated notes issued December 31, 2003?
A	This was done as part of our plan to improve the balance sheet by having a capital structure that meets the business needs. The notes are six year, bullet maturity, unsecured debt that left the company’s assets as collateral to support the refinance of the senior bank facility that was completed April 2, 2004 under more favorable terms than the previous bank agreement.

Q	Annual capital expenditure levels the last several years are lower than in the 1990‘s. Is this level adequate to keep the facilities efficient and compliant?
A	In the late 1990‘s, we began to lease the majority of our collection vehicle fleet rather than owning them and increasing debt. Additionally, the sales and/or closure of several facilities have also reduced capital expenditures. Generally speaking, the recent levels of capital expenditures are appropriate to maintain efficiencies and known compliance upgrades.

Q	Depreciation and amortization has been substantially lower for fiscal years 2002 and 2003 versus the several years prior. What is the cause for such a sharp decline?
A	The 1993 restructuring created fresh start accounting whereby the basis in Darling’s property, plant and equipment was stepped-up and the depreciation started over. The average life of a majority of these assets was approximately eight years and has now been fully depreciated.

Q	Where can I find indicative finished goods prices for your industry’s products?
A	Daily in the Cash Prices listing within the Commodities section of The Wall Street Journal. The Jacobsen report is utilized by the industry and requires an annual subscription.

Q	What ingredients do Darling’s finished products substitute for and which other ingredients’ pricing levels are key indicators of the direction of rendering commodity prices?
A	Darling’s MBM is a substitute for soybean meal, and Darling’s tallow is a substitute for soybean oil and palm stearine. The rendering industry’s MBM and tallow production is a small fraction of the world’s protein and oil supply. Generally speaking, soybean meal and oil prices can affect MBM and tallow prices.

Q	What factors tend to influence the market value for yellow grease?
A	Feed corn prices can affect the market value of yellow grease. When least-cost feed formulas move feed demand away from corn, this can place upward pressure on yellow grease since it is needed to provide caloric value with feed other than corn.

Q	Is the Company susceptible to changes in energy prices, and if so, do you hedge ?
A	Yes, we are subject to energy pricing swings. The Company relies on natural gas to operate its facilities and diesel fuel to collect its raw material. Under its credit facility dated April 2, 2004, the company is allowed to enter into hedging contracts for energy purposes and the company will likely utilize this option in the future as conditions warrant.

Q	What are the key variables that led to the dramatic decline in the rendering industry’s finished goods prices in the late 1990‘s?
A	Record soybean harvests in the US and Brazil in the mid to late 1990‘s, partially due to larger plantings in the US as a result of the 1996 Farm Act and partially due to prime growing conditions, contributed greatly to an oversupply of soybean oil and soybean meal. At the same time, the Pacific Rim demand for fats and oils declined due to that region’s economic crisis. These events occurred on the heels of the UK’s 1996 “Mad Cow” disease news that led to a ban on the use of MBM in Europe. In the late 1990‘s, primarily as a result of the dramatic decline in finished goods prices, we began to charge a fee to the majority of our suppliers in order to recoup a portion of our cost related to collection. Additionally, for those suppliers not charged a collection fee (primarily the larger meat processors), we revised many of the formula contracts to better manage against declining finished goods prices as well as increasing costs. These two actions, combined with our entry into the trap grease disposal service for fees, which are not dependent or driven by commodity prices, have created a substantial cash flow stream that did not previously exist. These actions, to some degree, mitigated the magnitude of the effect of declining finished goods prices on the Company’s operating results.

Q	What are the key variables that have led to improved finished product prices starting in 2002?
A	On the supply side, the last couple of years have resulted in lower yields on soybeans due to weather factors in the US and Brazil. Coupled with increasing demand for proteins, fats and oils worldwide and from China in particular, the lower yields have placed pressure on the world’s supplies.

Q	“Formula-based” pricing to pay suppliers is mentioned in the Form 10K as a method used to effectively fix the gross margin on a portion of Darling’s finished product sales. Is this done with a majority of the suppliers?
A	For competitive reasons, Darling does not disclose any detailed information regarding formula contracts. In general, these contracts are primarily in place with the larger suppliers.

Q	Does the Company hedge its finished product prices?
A	We do not use the traditionally understood method of hedging commodities, but rather have a natural hedge on portions of our business through the purchasing of certain raw materials under formulas based primarily on finished prices received for sales of finished product. Additionally, we do routinely contract some portion of our sales for near-term future delivery at current market prices.

Q	Recovery of collection expenses is mentioned as a revenue item in Darling’s public disclosures. When did Darling begin to recover a portion of its collection costs from its suppliers, and who are they?
A	Darling expanded this program during fiscal 1999 and continued the implementation for a couple of years thereafter. The Company reviews the adequacy of these charges regularly. Other than Darling’s larger meat processing suppliers, all other direct suppliers, such as restaurants and grocery stores, are commonly charged a collection fee.

FORWARD LOOKING STATEMENTS

Statements made in this document that state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. The words “believe,” “anticipate,” “expect,” “estimate,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include the Company’s continued ability to obtain sources of supply for its rendering operations; general economic conditions in the American, European and Asian markets; prices in the competing commodity markets which are volatile and are beyond the Company’s control; BSE and its impact on finished product prices, export markets, energy prices and government regulation, which are still evolving and are beyond the Company’s control; competition from companies that may have greater resources than the Company; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.